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                               SERVICES AGREEMENT

         This Services Agreement (this "Agreement") is entered into effective as of July 31, 2000 ("Effective Date"), among The New Power Company, a Delaware corporation ("New Power"), Columbia Energy Services Corporation, a Kentucky corporation ("CES"), Columbia Energy Retail Corporation, a Delaware corporation ("CERC"), and Columbia Energy Power Marketing Corporation, a Delaware corporation ("CPMC") (each of CES, CERC and CPMC, a "Seller," and collectively the "Sellers").

                                   WITNESSETH:

         WHEREAS, New Power, TNPC, Inc. and the Sellers have entered into that certain Asset Purchase Agreement dated as of June 29, 2000 ("Purchase Agreement"); and

         WHEREAS, in order to permit New Power to effect an efficient transition of the control of the Second Closing Assets (as defined in the Purchase Agreement) and to ensure a smooth transition of customers covered by the Second Closing, New Power has agreed to provide certain services to the Sellers on the terms and conditions set forth herein;

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the premises and mutual covenants contained herein, New Power and the Sellers agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 DEFINITIONS. All capitalized terms not defined herein shall have the meanings given such terms in the Purchase Agreement. The following capitalized terms shall be used in this Agreement with the meanings set forth in this Section 1.1:

         "DISPUTED CLAIMS" has the meaning set forth in Article 10 of this Agreement.

         "DISPUTE DEADLINE DATE" has the meaning set forth in Section 2.6(c) of this Agreement.

         "EFFECTIVE DATE" has the meaning set forth in the introduction to this Agreement.

         "FORWARD TRANSACTIONS" shall mean all forward term physical supply, transportation capacity and storage transactions of at least 30 days in nature entered into by New Power after the Closing Date, in connection with its provision of Risk Management Consulting Services pursuant to SCHEDULE I and in anticipation of becoming the Service Provider for the Second Closing Customers.

         "NEW POWER REPRESENTATIVE" has the meaning set forth in Section 4.3 of this Agreement.

         "PRIME RATE" shall mean, as of any date of determination, the interest rate published by The Wall Street Journal, Eastern Edition, on such day in its Money Rates section as the "Prime Rate";

                                      -1-
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PROVIDED that if no such rate is published on that day the interest rate published on the preceding day shall apply.

         "REGULATORY CONSULTING SERVICES" are those services listed on
Schedule I relating to assets over which FERC or a PUC has jurisdiction pursuant to Applicable Law or assets over which utility tariff provisions apply.

         "REIMBURSEMENT AMOUNT" has the meaning set forth in Section 2.6(a) of this Agreement.

         "REIMBURSEMENT AMOUNT STATEMENT" has the meaning set forth in
Section 2.6(c) to this Agreement.

         "RISK MANAGEMENT CONSULTING SERVICES" means the services listed on
Schedule I as Risk Management Consulting Services.

         "SECOND CLOSING CUSTOMERS" means those Mass Markets Customers included in the Second Closing Assets.

         "SECOND CLOSING DATE" means the date on which the Second Closing occurs.

         "SECOND CLOSING DROP-DEAD DATE" means January 31, 2001.

         "SELLERS REPRESENTATIVE" has the meaning set forth in Section 4.3 of this Agreement.

         "SERVICES" means the services described on the attached SCHEDULE I provided by New Power to the Sellers in accordance with the terms of this Agreement.

         "SERVICES HEDGES" shall mean all non-physical and financial transactions with third parties to hedge or fix natural gas or electricity supply costs entered into by New Power after the Closing Date, in connection with its supply of natural gas and electricity pursuant to SCHEDULE I and in anticipation of becoming the Service Provider for the Second Closing Customers.

         "TAXES" any transactional tax imposed on the Sellers with respect to a customer transaction whether separately stated on the invoice or included as part of the commodity or transportation charge as currently imposed or which become effective during the term of this Agreement. Taxes does not include taxes based on or measured by the net income of the Sellers, but does include sales and use tax, gross receipts tax, utility excise taxes, energy taxes and other similar levies.

         "TERM" shall have the meaning set forth in Section 3.1.

                                    ARTICLE 2
                                    SERVICES

         2.1 SERVICES. Subject to the terms and conditions of this Agreement, the Sellers hereby engage New Power as set forth below, on an exclusive basis, to provide the Services with respect to the Second Closing Assets; provided that (i) New Power shall not have control or decision making


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authority over any of the Sellers' facilities that are subject to the jurisdiction of FERC or any PUC; (ii) all Services and all transactions and agreements that New Power enters into in providing the Services (whether in its own name or in the Sellers' names) shall be performed on behalf of the Sellers; (iii) in providing the Services, New Power shall not act for its own account (notwithstanding that New Power may enter into transactions in its own name on behalf of the Sellers) but shall be acting for the account of the Sellers; and (iv) notwithstanding anything in this Agreement to the contrary, New Power shall not be required to provide any Service or take any action that would violate any Applicable Law or that is not directly related to servicing of the Second Closing Assets. Nothing in this Agreement shall prohibit New Power from entering into and consummating transactions for its own account or for the account of third parties and not related to the provision of the Services.

         2.2 CHANGE IN THE SCOPE OF SERVICES. The occurrence of (a) any event or transaction (other than events or transactions that are contemplated under the Purchase Agreement, including the addition of customers in the current Jurisdiction), or (b) any change in any Applicable Laws that in either case
(i) expands the scope of the Services beyond those related to the Second Closing Assets or (ii) prohibits or materially impairs New Power from providing the Services shall be considered a change in the scope of services, and upon such changes in the scope of services, New Power and the Sellers shall promptly meet to negotiate and execute an equitable adjustment to the terms of this Agreement. Until the adjustment of the terms (including possibly payments) in connection with such change is agreed upon by the parties in writing, New Power shall have no obligation to provide any Services beyond the scope of services that was in effect under this Agreement prior to any change of the type described in the first sentence of this
Section 2.2, except to the extent that the failure of New Power to provide any such Services would result in a violation or breach of Applicable Laws by either New Power or the Sellers.

         2.3 ACCESS TO INFORMATION. The Sellers shall provide New Power with access to any information pertaining to the Sellers business that is necessary or appropriate to New Power's performance of its obligations under this Agreement. The Sellers hereby grants to New Power a non-transferable, royalty-free license to use the intellectual property of the Sellers solely for the limited purposes of providing the Services and the performance of New Power's obligations under this Agreement; provided that such license shall terminate upon the termination of all of the Services to be provided under this Agreement. New Power shall protect and shall cause its representatives to protect any information it receives pursuant to this Section 2.3 from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance but in any case using no less than a reasonable degree of care.

         2.4 SEPARATE BOOKS. New Power and the Sellers each agree to maintain such books and records with respect to the Services provided by New Power to the Sellers as are necessary or appropriate to fulfill their respective responsibilities under this Agreement and to comply with Applicable Law. The Sellers and New Power shall each have the right, during normal business hours, to inspect any and all such books and records of the other party to the extent necessary to substantiate the provision of such Services; provided that in no event shall the Sellers have the right to inspect or review (a) New Power's valuation of the Sellers' commodity positions; (b) New Power's analysis of forward pricing curves; or (c) any other proprietary information used to prepare commodity or customer pricing.

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         2.5 SERVICES LIMITED TO THE SELLERS. The Sellers shall not subcontract, sublicense or resell any Service provided hereunder to any other Person. New Power shall not be restricted in any manner whatsoever from providing any services to other Persons which are the same as, similar to or different from the Services provided to the Sellers pursuant to this Agreement; PROVIDED, HOWEVER, that New Power shall protect and shall cause its representatives to protect any information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance but in any case using no less than a reasonable degree of care.

         2.6  REIMBURSEMENT AMOUNT.

                  (a) In accordance with Section 2.6(b) below, the Sellers shall pay to New Power as sole consideration for the provision of services (except as provided in Schedule I, Section VI) the amount ("Reimbursement Amount") equal to (i) the gross amounts received by the Sellers in payment of amounts billed Second Closing Customers under Specified Contracts less (ii) any Taxes payable by the Sellers with respect to such receipts.

                  (b) The Reimbursement Amount shall be paid by the Sellers to New Power on or before the 15th day and last day of each calendar month during the Term. All such payments shall be made by wire transfer to the bank account (and in accordance with the wire transfer instructions) set forth on Schedule 2.6 hereto or to such other account designated by New Power pursuant to Article 9 hereof.

                  (c) As promptly as practicable after the termination of the Term pursuant to clause (ii) or clause (iii) of Section 3.1 (after giving effect to the extension of the Term, if any provided in Section 3.1) and in any event not later than 15 days after such termination, the Sellers shall deliver to New Power (i) a statement of the Reimbursement Amount ("Reimbursement Amount Statement") showing in reasonable detail the calculation of the Reimbursement Amount. The Reimbursement Amount Statement shall become final and binding on the Sellers and New Power as to the Reimbursement Amount on the 30th day following the date the Reimbursement Amount Statement is received by New Power (the "Dispute Deadline Date"), unless prior to the Dispute Deadline Date New Power delivers notice to the Sellers of its disagreement. All undisputed amounts shall be due and payable on the Dispute Deadline Date. New Power's notice shall set forth all of New Power's disputed items together with New Power's proposed changes thereto, including an explanation in reasonable detail of the basis on which New Power proposes such changes. If New Power has delivered a timely notice of the disputed amount, then New Power and the Sellers shall use their good faith efforts to reach written agreement on the disputed items to determine the disputed Reimbursement Amount. If New Power and the Sellers are unable to reach such an agreement, then the matter shall be resolved in accordance with the terms of Article 10. Upon resolution of any dispute, the Sellers shall pay any amount due plus interest on such amount from the original due date until the date paid at the Prime Rate.

         2.7 RISK MANAGEMENT CONSULTING SERVICES. All Risk Management Consulting Services shall be provided on a consulting basis only, and New Power shall have no obligation for the underlying position, if any, taken by the Sellers with respect to the Risk Management Consulting Services or otherwise, or from consequences from the Sellers' implementation of any recommendations by New

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Power. New Power shall not be required to register as a commodities trading advisor or obtain any other registrations or qualifications in order to provide any Risk Management Consulting Services, and such Services may be limited in that regard.

         2.8 FORWARD TRANSACTIONS. In the event the Term terminates pursuant to clause (ii) or (iii) of Section 3.1 hereof or this Agreement is terminated pursuant to Article 7 hereof, New Power shall promptly elect by written notice for the parties to undertake one of the following: (i)(A) New Power shall assign and the Sellers shall assume New Power's position under all Forward Transactions (or, if the Closing shall occur but not the Second Closing, the Forward Transactions relating to any Delay Closing Assets and Delay Closing Liabilities not transferred to and assumed by New Power as of the effective date of termination of this Agreement and the Second Closing Assets and Second Closing Liabilities), and (B) the Sellers shall pay to New Power, New Power's costs under all Forward Transactions (or, if the Closing shall occur but not the Second Closing, the Forward Transactions relating to any Delay Closing Assets and Delay Closing Liabilities not transferred to and assumed by the New Power as of the effective date of termination of this Agreement and the Second Closing Assets and Second Closing Liabilities) or
(ii) the Sellers shall pay to New Power or New Power shall pay to the Sellers, as applicable, an amount which would have had the same economic consequences to the Sellers had the transactions contemplated by the preceding clause (i)(A) been consummated; PROVIDED, HOWEVER, in any event that the Forward Transactions entered into by New Power after the Closing Date shall be entered into in good faith and shall be entered into on commercially reasonable terms and conditions.

         2.9 HEDGES. In the event the Term terminates pursuant to clause (ii) or (iii) of Section 3.1 hereof or this Agreement is terminated pursuant to
Article 7 hereof, New Power shall promptly elect by written notice for the parties to undertake one of the following: (i)(A) New Power shall assign and the Sellers shall assume New Power's position under all Service Hedges (or, if the Closing shall occur but not the Second Closing, the Service Hedges relating to any Delay Closing Assets and Delay Closing Liabilities not transferred to and assumed by New Power as of the effective date of termination of this Agreement and the Second Closing Assets and Second Closing Liabilities), and (B) the Sellers shall pay to New Power, New Power's costs under all Service Hedges (or, if the Closing shall occur but not the Second Closing, the Service Hedges relating to any Delay Closing Assets and Delay Closing Liabilities not transferred to and assumed by the New Power as of the effective date of termination of this Agreement and the Second Closing Assets and Second Closing Liabilities) or (ii) the Sellers shall pay to New Power or New Power shall pay to the Sellers, as applicable, an amount which would have had the same economic consequences to the Sellers had the transactions contemplated by the preceding clause (i)(A) been consummated; PROVIDED, HOWEVER, in any event that the Service Hedges entered into by New Power after the Closing Date shall be entered into in good faith and shall be entered into on commercially reasonable terms and conditions.

         2.10 CONFIDENTIALITY. In addition to any non-disclosure requirements set forth in Section 2.3 above, each party hereby agrees that all non-public, confidential or proprietary information communicated to it by the other party, whether before or after the date of this Agreement, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and, for a period of two (2) years following the termination of this Agreement, shall not be disclosed by such party, its agents or employees without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party. The obligations set forth in this Section shall survive termination of this

Agreement. Each party agrees that this restriction shall not apply to any information which is (1) independently developed by the receiving party or
(2) otherwise in such party's possession through no breach of this restriction by the receiving party or (3) otherwise in the public domain.

                                    ARTICLE 3
                                      TERM

         3.1 TERM. The respective Services to be provided under this Agreement shall commence on the Closing Date and shall automatically terminate without further action by any party (unless extended or sooner terminated in writing) upon the earlier of (i) the Second Closing Date, (ii) the termination of the Purchase Agreement or (iii) the Second Closing Drop-Dead Date (the "Term").

         3.2 TRANSITION SERVICES. If the Term shall terminate pursuant to clause (ii) of Section 3.1, New Power shall continue to provide the Services through the date 60 days after the effective date of termination. If the Term shall terminate pursuant to clause (iii) of Section 3.1, New Power shall continue to provide the Services through the date 60 days after the Second Closing Drop-Dead Date.

                                    ARTICLE 4
                                    PERSONNEL

         4.1 NEW POWER PERSONNEL. New Power shall provide all personnel required and appropriate to render the Services in accordance with the provisions of this Agreement. All personnel provided by New Power pursuant to this Agreement shall be New Power's employees, contractors or agents, and in no event shall such personnel be deemed employees of the Sellers. New Power may provide Services using New Power's permanent employees, contract employees or vendor employees as New Power shall deem appropriate for the work being performed. New Power shall make all staffing decisions necessary to perform the Services under this Agreement. Subject to the last two sentences of Section 4.2, New Power reserves the right to assign all New Power's personnel to perform the Services, and to replace or reassign such New Power personnel at any time.

         4.2 POLICIES AND PROCEDURES REGARDING NEW POWER PERSONNEL. New Power shall have full control over and responsibility for the assignment and performance of employees providing the Services to the Sellers and for the terms and conditions of employment of such employees including hiring, transferring, salary, wages, benefits, work, shift scheduling, disciplining and all other matters related to terms and conditions of employment. New Power shall comply with, and shall cause their respective employees to comply with, the Sellers' policies and procedures applicable to such personnel in connection with the performance of the Services. In the event any of New Power's personnel fails or refuses to comply with any of the Sellers' applicable policies or procedures and the Sellers determine in their commercially reasonable judgment that such failure or refusal could have an adverse effect on any Seller's business, the Sellers shall notify New Power promptly of such determination. Thereafter, New Power and the Sellers agree to consult regarding the reassignment or replacement of such New Power personnel in order to assure compliance with the Sellers' applicable policies and procedures in connection with the performance of the Services.

         4.3 SELLERS AND NEW POWER REPRESENTATIVES. The Sellers will, at all times when New Power is providing the Services, designate a representative or representatives of the Sellers available either by telephone, pager or in person to receive communications from New Power regarding the Services, as well as any other information. The initial representative of the Sellers (the "Sellers Representative") is named in EXHIBIT A. The Sellers will vest the Sellers Representative with sufficient responsibility and authority for necessary decisions or expenditures to facilitate the timely, responsible and effective rendering of the Services by New Power in accordance with the provisions of this Agreement (including the primary responsibility and authority to transact and interface on the Sellers' behalf with LDCs, PECO and PUCs), and New Power will rely on the Sellers Representative having such responsibility and authority. Similarly, New Power will, at all times when New Power is providing the Services, designate a representative or representatives of New Power available either by telephone, pager or in person to receive communications from the Sellers regarding the Services, as well as any other information. The initial New Power representative (the "New Power Representative") is named in EXHIBIT A. New Power will vest the New Power Representative with sufficient responsibility and authority for necessary decisions or expenditures to facilitate the timely, responsible and effective rendering of the Services by New Power in accordance with the provisions of this Agreement, and the Sellers will rely on the New Power Representative having such responsibility and authority.

                                    ARTICLE 5
                            SELLERS' RESPONSIBILITIES

         5.1 COOPERATION. The Sellers shall reasonably cooperate with New Power by executing any documents, providing information and taking any actions reasonably necessary to assist New Power with respect to the provision of Services by New Power.

         5.2 RESPONSIBILITIES OF THE SELLERS. The responsibilities and obligations of the Sellers under and pursuant to this Agreement shall be the following:

                  (a) LEGALITY AND LIABILITY OF TRANSACTIONS. The legality of all transactions with third parties will remain the responsibility of the Sellers, except for transactions entered into as a direct result of decisions made solely by New Power without the knowledge of the Sellers Representative. New Power and its Affiliates assume no responsibility under this Agreement for performance either by third party suppliers of goods and services to the Sellers or by the Sellers under contracts or agreements, formal or informal, between the Sellers and third parties. New Power and its Affiliates assume no liability under this Agreement for the performance or quality of any product or service purchased on behalf of the Sellers and the Sellers shall have no recourse under this Agreement against New Power or its Affiliates with regard to such products or services. The Sellers shall retain all legal or equitable rights and remedies available to them as against any such third party.

                  (b) MANAGEMENT ACTION. Upon reasonable request, the Sellers shall promptly make available to New Power copies of all management decisions, instructions, approvals, acceptances and such other information and assistance desired or required by New Power to perform its obligations under this Agreement.

                  (c) TAXES AND INTEREST. The Sellers shall pay all taxes and interest and file all necessary documentation and returns related to or arising from the Sellers' transactions for which the Services are performed. In addition, the Sellers shall be solely responsible for the payment of any taxes and duties, other than taxes due by New Power on net income, based upon the facilities, assets, Services and/or products provided by New Power or its Affiliates arising from this Agreement, and the Sellers shall be solely responsible for preparing and filing all documentation and returns related thereto.

                  (d) INTERNAL CONTROLS AND POLICIES. The Sellers shall be solely responsible for establishing and maintaining effective internal control, accounting systems and policies with regard to all the Sellers' transactions executed in connection with or in performance of the Services. The Sellers shall timely communicate such internal controls and policies to New Power prior to performance of the Services by New Power.

         5.3 ACCESS. Consistent with the provisions contained in Section 7.10 of the Purchase Agreement and beginning on the Effective Date, (i) the Sellers shall provide New Power with the use of, and with reasonable access to, the Sellers' facilities as may be required by New Power to perform or to prepare to perform the Services and (ii) the Sellers shall provide to New Power the Data Center Services described in Schedule 7.10 of the Purchase Agreement at the Sellers' facilities.

         5.4 RISK OF LOSS. The Sellers shall bear all risk of loss arising out of or resulting from (i) any transactions entered into by New Power on behalf of the Sellers at the Sellers' written instruction that were specifically opposed in writing by New Power; and (ii) any services, goods, or products unrelated to the Services that are provided by the Sellers or any third party.

                                    ARTICLE 6
                  STANDARD OF CARE AND LIMITATION OF LIABILITY

         6.1 STANDARD OF CARE AND DISCLAIMERS AS TO SERVICES. WITH RESPECT TO ANY SERVICE PROVIDED HEREUNDER, EACH PARTY HERETO AGREES TO USE THE SAME DEGREE OF CARE AS IT WOULD IN CONDUCTING SUCH SERVICES FOR ITS OWN ACCOUNT. OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 6.1, EACH PARTY HERETO DISCLAIMS AND NEGATES ANY GUARANTY OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES COVERING FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR OTHERWISE.

         6.2 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS OR ANY OTHER MATTER OR CLAIM UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY SUCH PARTY, AND IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES EXCEPT TO THE EXTENT SUCH EXCLUDED DAMAGES CONSTITUTE PART OF A THIRD PARTY CLAIM SUFFERED OR INCURRED BY A PARTY FOR WHICH SUCH PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

                                    ARTICLE 7
                                     DEFAULT

         7.1 DEFAULT BY SELLERS. The failure of the Sellers to perform or observe any of their material obligations contained herein within 10 days after written notice from New Power of such failure shall constitute an event of default by Sellers hereunder. Upon receiving written notice of any default, the Sellers will promptly use commercially reasonable efforts to cure such default as soon as practicable if it is capable of being cured.

         7.2 NEW POWER REMEDIES. Subject to the terms of this Agreement, New Power shall have the right, immediately after the occurrence of an event of default by the Sellers, to take the following actions, which are not exclusive but are cumulative: (a) seek monetary damages; (b) invoke any remedy allowed at law or in equity or otherwise; or (c) terminate this Agreement. New Power hereby waives any and all claims against the officers, directors, stockholders, employees, agents and representatives of the Sellers for all claims arising from a default by the Sellers under this Agreement.

         7.3 DEFAULT BY NEW POWER. The failure of New Power to perform or observe any of its material obligations contained herein within 10 days after written notice from Sellers of such failure shall constitute an event of default hereunder. Upon receiving written notice of any default, New Power will promptly use commercially reasonable efforts to cure such default as soon as practicable if it is capable of being cured.

         7.4 SELLERS' REMEDIES. Subject to the terms of this Agreement, the Sellers shall have the right, immediately after the occurrence of an event of default by New Power, to take the following actions, which are not exclusive but are cumulative: (a) seek monetary damages; (b) invoke any remedy allowed at law or in equity or otherwise; or (c) terminate this Agreement. The Sellers hereby waives any and all claims against the officers, directors, stockholders, employees, agents and representatives of New Power for all claims arising from a default by New Power under this Agreement.

         7.5 SURVIVAL. The provisions of Sections 2.10, 5.2(a) and (c),
Section 5.4 and Articles 6, 7, 8, and 10 hereof shall survive the termination of this Agreement for any reason.

                                    ARTICLE 8
                                 INDEMNIFICATION

         8.1 NEW POWER'S AGREEMENT TO INDEMNIFY. New Power shall defend, indemnify and hold harmless the Sellers and the Sellers' Affiliates, and their respective officers, directors, shareholders, employees, agents, successors and permitted assigns ("Seller Indemnified Parties") from and against any and all Claims that relate to or result from: (a) the negligence, gross negligence, or willful misconduct of New Power or (b) New Power's breach of or default under any provision of this Agreement except, in each case, to the extent such Losses arise from or relate to any Seller's negligence, gross negligence or willful misconduct. New Power shall reimburse the Seller Indemnified Parties for any legal or other expenses reasonably incurred by the Seller Indemnified Parties in connection with investigating or defending any such claim as such expenses are incurred.

         8.2 SELLERS' AGREEMENT TO INDEMNIFY. The Sellers jointly and severally shall defend, indemnify and hold harmless New Power, New Power's Affiliates, and their respective officers, directors, shareholders, employees, agents, successors and permitted assigns ("New Power Indemnified Parties") from and against any and all Claims that relate to or result from:
(a) the negligence, gross negligence, or willful misconduct of any Seller or
(b) any Seller's breach of or default under any provision of this Agreement except, in each case, to the extent such Losses arise from or relate to New Power's negligence, gross negligence or willful misconduct. The Sellers shall reimburse the New Power Indemnified Parties for any legal or other expenses reasonably incurred by the New Power Indemnified parties in connection with investigating or defending any such claim as such expenses are incurred.

         8.3  Claim Notice.

                  (a) INDEMNIFIED PARTIES. As used in this Article, the term "Indemnified Party" shall mean any Seller Indemnified Party or any New Power Indemnified Party, as the case may be, which is asserting a claim for indemnity hereunder. Any party against whom a claim for indemnification is asserted by an Indemnified Party pursuant to this
         Article is referred to herein as an "Indemnifying Party." In the event that any Claims are asserted against or sought to be collected from an Indemnified Party by a person who is not a Buyer Indemnified Party or a Seller Indemnified Party (a "Third Party"), such Indemnified Party shall give prompt notice to the Indemnifying Party of such event ("Claim Notice"). A Claim Notice shall specify, to the extent known by the Indemnified Party, the nature of and specific basis for any Claims or the nature of and specific basis of any suit, action, investigation or proceeding set forth therein and the amount or the estimated amount thereof to the extent then practicable. Any failure on the part of any Indemnified Party promptly to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party of such party's obligation under this Article only to the extent that the Indemnifying Party shall have been prejudiced by the lack of timely and adequate notice to the Indemnifying Party.

                  (b) NOTICE REQUIRED. The Indemnifying Party shall have 30 days from the delivery or receipt of a Claim Notice ("Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to the Claims identified in the Claim Notice, and (ii) whether or not it desires to assume the defense of the Third Party Claim identified in the Claim Notice; provided, however, that any Indemnified Party is hereby authorized during the Notice Period to file any motion, answer or other pleading that shall be necessary or appropriate to protect its interest or those of the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Claims identified in the Claims Notice, the Indemnifying Party shall have the right and obligation, at its sole cost and expense, to defend with counsel of its own choosing by all appropriate proceedings, which proceedings shall be properly and diligently settled or prosecuted to a final non-appealable order of a court of competent jurisdiction; provided, however, that (a) the Indemnified Party shall at all times have the right, at its sole option and expense, to employ separate counsel and to participate fully in the defense, compromise or settlement thereof, and (b) if the Indemnifying Party does not proceed diligently to defend the Claim within 30 days after personal delivery or receipt of a Claim Notice, the Indem-nified Party shall have the right, but not the obligation, to undertake the defense of any such Claim and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to such Claim. Upon its assumption of the defense of any such Claim, the Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof. If there is more than one Indemnifying Party, then all Indemnifying Parties must coordinate the defense of the Indemnified Party against any Claims so as not adversely to affect the Indemnified Party's right to a proper defense.

                  (c) COOPERATION. The parties agree reasonably to cooperate with one another and their respective counsel in contesting and defending any Claim by a Third Party (including granting reasonable access to the pertinent books, records and personnel in their possession or control, or in the possession or control of the Sellers) or, if appropriate and related to the Claim in question, in making (i) any counterclaim against the Third Party asserting the Claims, or (ii) any cross complaint against any Person.

                  (d) NO SETTLEMENT. Notwithstanding anything in this Section to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party (i) settle or compromise any Claim or consent to the entry of any judgment with respect to such Claim that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect to such Claim, (ii) settle or compromise any Claim in any manner that may materially and adversely affect the Indemnified Party, or (iii) settle or compromise any Claim in a manner that will require the Indemnified Party to pay any money.

                  (e) RIGHTS OF INDEMNIFIED PARTY TO DEFEND. If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), but fails diligently and promptly to prosecute, defend or settle any Claim by a Third Party, then the Indemnified Party shall have the right to defend, or compromise and settle at the sole cost and expense of the Indemnifying Party, such Claim by a Third Party by all appropriate proceedings, which proceedings may be prosecuted by the Indemnified Party to a final non-appealable order of a court of competent jurisdiction or settled without the consent of the Indemnifying Party. The Indemnified Party shall have full control of such defense and proceedings.

                  (f) DIRECT CLAIMS. In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder that does not involve damages being asserted against or sought to be collected from it by a Third Party, the Indemnified Party shall send a Claim Notice containing the same type of information required by Section 8.3(a) with respect to such Claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such Claim, the amount of such damages shall be conclusively deemed a liability of the Indemnifying Party hereunder.

                                    ARTICLE 9
                                     NOTICES

         Any notice, request, instruction, correspondence or other documents required or permitted hereunder shall be made in accordance with Section 15.1 of the Purchase Agreement.

                                   ARTICLE 10
                           GOVERNING LAW; ARBITRATION

         THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, OTHER THAN THE CONFLICT OF LAWS RULES THEREOF.

         Except as specified in Section 2.6, any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising under this Agreement or the alleged breach of any provision hereof (all of which are referred to herein as "Disputed Claims"), whether such Disputed Claims arise at law or in equity, under state or federal law, for damages or any other relief, shall be resolved by binding arbitration in the manner set forth in Article XIV of the Purchase Agreement.

                                   ARTICLE 11
                                   ASSIGNMENT

         11.1 ASSIGNMENT. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may not be assigned (including by operation of law) by any party (other than an assignment by New Power to any Affiliate thereof) without the prior written consent of the other party, and any purported assignment (other than an assignment by New Power to any Affiliate thereof), unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective permitted successors and assigns of any rights or benefits under or by reason of this Agreement, and no other party shall have any right to enforce any of the provisions of this Agreement.

                                   ARTICLE 12
                                     GENERAL

         12.1 ENTIRE AGREEMENT. This Agreement and the Purchase Agreement constitute the entire agreement between New Power and the Sellers with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof. New Power makes no representations to the Sellers except as expressly set forth herein.

         12.2 FORCE MAJEURE. No party shall be liable for a delay in the performance of its obligations and responsibilities under this Agreement due to causes beyond its reasonable control, including, but not limited to, failures or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, fuel, raw materials or equipment or technical failures. The delayed party shall take reasonable measures to notify the other party in writing of the delay. The time for completion of any obligation to which this provision applies shall be extended for a period equivalent to the delay, provided, however, that no such extension of performance shall require New Power to provide the Services to the Sellers beyond the Term.

         12.3 WAIVER. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the parties hereto. The provisions hereof may only be waived in writing by the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         12.4 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         12.5 HEADINGS. Section headings are for reference purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

         12.6 RELATIONSHIP OF PARTIES. In the performance of the Services hereunder, New Power will at all times be an independent contractor, and nothing in this Agreement shall constitute, nor be deemed to constitute, a joint venture, partnership, agency, or employer/employee relationship between the parties. The Sellers expressly acknowledge that New Power is not acting as a fiduciary for the Sellers in respect of its performance under this Agreement or in the activities or obligations contemplated hereunder.

         12.7 NO THIRD PARTY BENEFICIARIES. The Agreement has been entered into for the sole benefit of the Sellers and New Power, and in no event shall any third party beneficiaries be created thereby.



                            (SIGNATURE PAGE FOLLOWS)

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the day and year indicated above.


THE NEW POWER COMPANY                   COLUMBIA ENERGY SERVICES
                                           CORPORATION

By: /s/ KATHLEEN E. MAGRUDER            By: /s/ DENNIS A. PICK
   ---------------------------------       -------------------------------------

Name: Kathleen E. Magruder              Name: Dennis A. Pick
     -------------------------------         -----------------------------------

Title: Vice President, Govt Affairs     Title: SVP
      ------------------------------          ----------------------------------

                                        COLUMBIA ENERGY RETAIL
                                           CORPORATION

                                        By: /s/ DENNIS A. PICK
                                           -------------------------------------

                                        Name: Dennis A. Pick
                                             -----------------------------------

                                        Title: SVP
                                              ----------------------------------


                                        COLUMBIA ENERGY POWER
                                           MARKETING CORPORATION

                                        By: /s/ DENNIS A. PICK
                                           -------------------------------------

                                        Name: Dennis A. Pick
                                             -----------------------------------

                                        Title: SVP
                                              ----------------------------------

                                    EXHIBIT A

                                 Representatives

The Initial Sellers Representative:
                                         Name:  Dennis A. Pick
                                         Title: CFO
                                         Phone: (703) 561-6465
                                         Pager: (703) 919-2542

Initial New Power Representative:
                                         Name:  Timothy L. Ray
                                         Title: Director, Risk Management
                                         Phone: (713) 853-9475
                                         Pager: (888) 620-2348

                                   SCHEDULE I

                             DESCRIPTION OF SERVICES

I.       PERSONNEL SUPERVISION SERVICES

         SERVICES:         New Power will provide day-to-day instruction to the
                           Sellers' employees and will supervise the contractors listed on APPENDIX A attached hereto with respect to the operational functions listed on APPENDIX A.

                           SELLERS RESPONSIBILITIES - To the extent such employees are still under employment with Sellers, Sellers shall make available the employees listed on Appendix A in accordance with Section 7.10(A) of the Purchase Agreement while maintaining ultimate control and supervision of such employees. Except for cause, Sellers shall not terminate such employees any earlier than thirty (30) days after the Closing.

II.      REGULATORY CONSULTING SERVICES

         SERVICES:         New Power will prepare the following reports to the
                           extent such reports are applicable to the Second
                           Closing Assets:

                           1.       Georgia Public Service Commission (GPSC)

                                    New Power will prepare the monthly report to be filed with the GPSC on or before the 20th day of each month, providing the following data for the proceeding month: composite sales volume and average revenue data by type of customer and delivery group; number of residential customers; number of commercial customers; total number of customers; therms delivered to commercial customers; total therms delivered in firm service to customers; total therms purchased from suppliers for firm customer demands.

                                    New Power will prepare the monthly report to be filed with the GPSC by the 5th of the current month, providing the Sellers' standard fixed offer and standard variable offer for residential customers, which will include the cost per therm for the commodity and upstream capacity charges, and AGL's base charge, Sellers' customer service charge, and any other charges to be included in the offers.

                                    New Power will be responsible for notifying customers each quarter of Sellers' complaint procedures.

                           2.       Pennsylvania Public Utility Commission
                                    (PPUC)

                                    New Power will prepare the level of gross receipts quarterly report to be filed with the PPUC within 30 days following the end of the quarter, and will prepare any other periodic reporting requirements as may be issued by the PPUC.

                                    New Power will maintain the data to be
                                    submitted in the annual report due on or before April 30 each year

                           3.       New Jersey Board of Public Utilities

                                    New Power will maintain the summary records related to energy contracts or transactions entered into with New Jersey customers or services provided by Sellers to New Jersey customers. New Power will maintain a record of customer complaints and resolution thereof.

                           4. New Power will prepare any similar reports requiring assimilation and accumulation of customer and/or commodity data that may become the subject of filing requirements pursuant to regulatory determination in any Jurisdiction in which Sellers retain customers and/or pursuant to any federal authority such as FERC.

                           SELLERS' RESPONSIBILITIES - Sellers will be responsible for filing the foregoing reports with the appropriate authorities and will make all such filings on their own letterhead.

III.     RISK MANAGEMENT CONSULTING SERVICES

         SERVICES:

         A. PRICING OF RETENTION CUSTOMERS: New Power will maintain the existing Sellers models, or utilize new models at New Power's sole discretion, in order to provide forward price determination for customer retention. The pricing will include the determination of margin adders pursuant to market conditions and competitor pricing.

                  SELLERS' RESPONSIBILITIES - The Sellers will make available all existing pricing models that they utilize in the performance of customer retention pricing. In addition, to the extent the Sellers' personnel are or become aware of or have access to such information, the Sellers will provide input related to any regulatory, tariff or competitive market related information that may have a material impact on forward market pricing. This information will be provided as it becomes available.

         B. SUPPLY, CAPACITY AND STORAGE TRANSACTION EXECUTION: - New Power will complete, on behalf of the Sellers, all forward term physical supply, transportation capacity and storage transactions that it deems necessary, in light of market conditions and customer demand requirements, in order to provide the required level of delivery service reliability, manage the existing open position risk and operate within utility tariff guidelines. New Power will take title in its name for all completed transactions upstream of and at the citygate, and New Power will make wholesale resales to the Sellers at the applicable LDC citygate at no additional cost to the Sellers above the Reimbursement Amount. The parties acknowledge and agree that Sellers will have fully satisfied any reimbursement requirements with respect to New Power for all costs incurred by New Power in connection with this
                  Section III(B) upon payment of the Reimbursement Amount.

                  SELLERS' RESPONSIBILITIES -To the extent the Sellers' personnel have or gain such knowledge, the Sellers will provide pipeline/utility systems and competitive market knowledge, as requested by New Power, to incorporate into the decision making process. THE SELLERS WILL PROVIDE, TO THE EXTENT EXISTING AS OF THE EFFECTIVE DATE, SOFTWARE ACCESS TO SYSTEM EBB'S IN ORDER TO EXECUTE TRANSACTIONS.

         C. SUPPLY PLANNING, SPOT TRANSACTIONS, DAILY SCHEDULING AND SETTLEMENT SERVICES: New Power will complete all daily spot purchases and sales necessary in order to meet the balancing requirements of the applicable utility systems. New Power will take title in its name for all completed transactions upstream of and at the citygate, and New Power will make wholesale resales to the Company at the applicable LDC citygate at no additional cost to the Sellers above the Reimbursement Amount. The parties acknowledge and agree that Sellers will have fully satisfied any reimbursement requirements with respect to New Power for all costs incurred by New Power in connection with this Section III(C) upon payment of the Reimbursement Amount. Pursuant to the daily transaction execution, New Power will complete all utility scheduling requirements inclusive of storage and imbalance. New Power will coordinate pipeline contract confirmation with upstream suppliers. New Power will provide all GMS data entry and maintenance in support the daily scheduling. In conjunction with daily scheduling activity, New Power will complete all imbalance trading, cash-outs and other imbalance settlements. Pursuant to the above service, New Power will make monthly and daily determinations on the amount and timing of supply purchases and applicable wholesale sales, as necessary, in order to maintain the lowest economic supply cost.

         D. ENERGY ACCOUNTING - INVOICE PROCESSING, PAYMENTS, CONTRACT CONFIRMATIONS AND ACTUALIZATIONS: New Power will complete the processing and verification of all third party supply and utility based invoicing. Utility based invoicing will include all interstate pipeline and LDC invoices rendered for commodity services. New Power will confirm the accuracy of all invoices against third party imbalance and/or allocation statements and generate payments to the vendor within the prescribed time limits of the underlying contract(s) or utility tariff(s). Where applicable, New Power will process invoices to third parties for wholesale sales conducted in the open market to comply with balancing requirements. Pursuant to settlement payments and invoicing, New Power will verify, process and execute all transactional confirmations received from third parties. Where applicable, New Power will generate and send transactional confirmations subject to contract requirements.

IV.      CUSTOMER SERVICES

         SERVICES:         New Power shall provide (a) customer service
                           functions to the extent that they are legally required or contractually required and are currently being provided by Sellers and to the extent that new customer service functions may become required pursuant to regulatory directive and (b) to the extent such services are provided by contractors listed on APPENDIX A, supervise such contractors with respect to customer service functions, except to the extent that the failure of the Sellers to provide the information described below prohibits New Power from providing the Services described in clauses (a) and
                           (b) above. Customer service functions include, but are not limited to, customer awareness and education, customer enrollment, customer literature services, general customer care services, customer data and record maintenance, customer complaint resolution, and customer cancellation and movement services.

                           SELLERS' RESPONSIBILITIES - Seller will provide New Power with all relevant customer service-related information furnished or made available to the Sellers by LDCs, utilities and contractors or through the Sellers' own activities.

V.       REVENUE MANAGEMENT SERVICES

         SERVICES:

         A. CUSTOMER BILLING: - New Power will provide billing services for Sellers customers as required within the applicable utility and LDC territories as applicable, except to the extent that the failure of the Sellers to provide the information described below prohibits New Power from providing the Services described herein. Billing models utilized will be consistent with those previously utilized by the Sellers in each specific territory (i.e., UDC/LDC consolidated, ESP consolidated, dual billing etc.) This service will include:

                           1. Usage Management - New Power will collect customer usage data from applicable utility territories via EDI transaction processes currently in place within the Sellers operation.

                           2. Billing Calculation - Billing calculations to derive applicable customer charges will be performed by New Power consistent with those processes previously in use within Sellers operations. Bills will contain utility charges (distribution and transportation) and energy consumption charges plus appropriate taxes.

                           3. Bill Printing & Distribution - New Power will provide services to manage the bill print and distribution process including the management of the bill print vendor currently under contract (SFI Incorporated).

                           SELLERS RESPONSIBILITIES -Sellers will provide New Power with all relevant customer billing-related information furnished or made available to the Sellers by LDCs, utilities and contractors or through the Sellers' own activities.

         B. Customer Remittance and Collections - New Power will manage the customer remittance and collection processes, except to the extent that the failure of the Sellers to provide the information described below prohibits New Power from providing the Services described herein. This will include, but not be limited to, management of the lock box and automatic bank draft (ACH) processes, manual payment processing, exception processing, as appropriate to customer accounts and coordinate with the customer care channel to accomplish collection activities as necessary and consistent with New Power credit and collection policies.

                           SELLERS RESPONSIBILITIES -Sellers will provide New Power with all relevant customer remittance and collection-related information furnished or made available to the Sellers by LDCs, utilities and contractors or through the Sellers' own activities.

VI.      MISCELLANEOUS REPORTS

Unless otherwise provided for elsewhere in the Agreement, New Power agrees to deliver specific reports reasonably required by Sellers, subject to the mutual agreement of the parties regarding the costs to the Sellers for the development and delivery of such reports. To the extent any report relates to the period following the Closing, New Power shall bear the cost thereof; otherwise, the cost of all reports shall be borne by the Sellers.